Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-40506 of Frequency Electronics, Inc. on Form S-8 of our report dated June 10, 2011 on our audits of the financial statements and supplemental schedules of the Frequency Electronics, Inc. 401(k) Savings Plan as of and for the year ended December 31, 2010, which report is included in this Annual Report on Form 11-K on or about June 10, 2011.

/s/EISNERAMPER LLP
EISNERAMPER LLP
June 10, 2011
New York, New York